EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following were significant subsidiaries of the Registrant as of December 31, 2008:

Name	State or Jurisdiction of Incorporation
MeadWestvaco Coated Board, Inc.	Delaware
MeadWestvaco Consumer Packaging Group, LLC	Illinois
MeadWestvaco Packaging Systems, LLC	Delaware
MeadWestvaco South Carolina, LLC	Delaware
MeadWestvaco Texas, L.P.	Delaware
MeadWestvaco Virginia Corporation	Delaware
Rigesa, Celulose, Papel E. Embalagens Ltda.	Brazil
Tilibra Productos de Papelaria Ltda.	Brazil